SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                   FORM 8-K



                                CURRENT REPORT






                   Pursuant to Section 13 or Section 15(d)
                    of the Securities Exchange Act of 1934




                      Date of Report - November 22, 2002


                            CH ENERGY GROUP, INC.
            (Exact name of registrant as specified in its charter)


NEW YORK                        0-30512                 14-1804460
State or other             (Commission File           (IRS Employer
Jurisdiction of             Identification)               Number)
Incorporation number

284 South Avenue, Poughkeepsie, New York                    12601-4879
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code (845) 452-2000

Item 5.           Other Events.

          1. Appointment of Director. At its Board of Directors meeting of November 22, 2002, Registrant appointed E. Michel Kruse to the CH Energy Group, Inc. Board of Directors, as described in the Press Release of the Registrant filed herewith as Exhibit 99(i)16.

          2. Restructuring of Central Hudson Energy Services, Inc. On November 22,2002, the Board of Directors of CH Energy Group, Inc. approved a reorganization of its competitive business subsidiaries to become effective December 31, 2002. Central Hudson Energy Services, Inc. ("CHES"), which has been the holding company parent of all competitive business subsidiaries of CH Energy Group, Inc., will be merged into CH Energy Group, Inc. and will no longer exist as a separate corporation. Central Hudson Enterprises Corporation ("CHEC"), currently a subsidiary of CHES, will replace CHES as the holding company parent of the competitive business subsidiaries of CH Energy Group, Inc. Greene Point Development Corporation, a current subsidiary of CHES, will be merged into CHEC. The assets of a subsidiary of CHEC, Prime Industrial Energy Services, Inc., have been sold, and Prime Industrial Energy Services, Inc. will be merged into CHEC. CHEC's fuel distribution subsidiaries, Griffith Energy Services, Inc. and SCASCO, Inc., will continue to operate as direct subsidiaries of CHEC. Another CHES subsidiary, CH Resources, Inc., was divested in May 2002.

     The purpose of the reorganization described above is to streamline administration and improve communication. The reorganization is not expected to have any material effect on the financial condition of CH Energy Group.

     See Exhibit Index.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              CH ENERGY GROUP, INC.
                                  (Registrant)



                              By: /s/Donna S. Doyle
                                 DONNA S. DOYLE
                   Vice President - Accounting and Controller

Dated:  November 22, 2002

                                  Exhibit Index

Exhibit No.
Regulation S-K
Item 601
Designation                   Exhibit Description

99(i)16 Press Release of CH Energy Group, Inc., issued November 22, 2002, announcing the appointment of E. Michel Kruse to its Board of Directors.

                                                              Exhibit 99(i)16







                                                              November 22, 2002

For Release:  Immediately
Contact:      Denise D. VanBuren, (845) 471-8323

             Banking Executive Joins Board of CH Energy Group, Inc.

      A senior banking executive, E. Michel Kruse, has been named to the board of CH Energy Group, Inc., a regional energy services company with holdings, including Central Hudson Gas & Electric Corporation, throughout the Northeast. Kruse served 25 years with Chase Manhattan Corporation and more recently as the Chief Executive of BHF-Bank AG in Frankfurt, Germany, and as a Senior Advisor and Chairman of the Financial Institutions Group of UBS Warburg. Kruse served as Chief Financial Officer of Chase Manhattan, then as its Vice Chairman of the Board in charge of all finance and risk functions for the corporation and its Global Services business. In all, he has nearly three decades of experience in global banking through assignments that have taken him to the United States, Germany, London and Hong Kong.
      "CH Energy Group will benefit immensely from the business acumen that Mr. Kruse will bring to the deliberations of our Board, and we welcome his extensive experience at an important time in our business," said Chairman of the Board, President and Chief Executive Officer Paul J. Ganci. "His background in finance and risk-assessment functions will be extraordinarily helpful going forward." Ganci noted that Kruse will serve as a member of the Audit Committee of the Board of CH Energy Group, Inc.
      A resident of Connecticut, Kruse, 58, holds an MBA from Hamburg University. He has served on the Supervisory Boards of IKB Deutsche Industriebank AG, Dusseldorf, and AGIV AG, Frankfurt, and as a Director of Credit Commercial de France, Paris. He is a trustee of the Institute of International Education in New York.
      Kruse will join Ganci on a Board that also includes: Jack Effron, Chairman of EFCO Products, Inc. of Poughkeepsie; Steven M. Fetter of Regulation Unfettered, of Fair Haven, New Jersey; Heinz K. Fridrich, retired VP of Manufacturing at the IBM Corporation, Fernandina Beach, Florida; Edward F.X. Gallagher, Chairman and Owner of Gallagher Transportation Services of Newburgh; Stanley J. Grubel, Former VP and General Manager of Philips Semiconductors, of White Plains, New York; and Steven V. Lant, Chief Operating Officer and Chief Financial Officer of CH Energy Group, of Poughkeepsie.
About CH Energy Group:
      With more than 425,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the competitive energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation and Central Hudson Energy Services, Inc. Central Hudson is a regulated transmission and distribution utility delivering natural gas and electricity to approximately 345,000 customers in eight counties of New York State's Mid-Hudson Valley. Central Hudson Energy Services is a family of competitive businesses delivering energy and related services to nearly 80,000 customers throughout the Northeast and greater Washington D.C. area.
      Central Hudson Gas & Electric delivers natural gas and electricity in a 2,600-square-mile service territory extending from the suburbs of metropolitan New York City north to the Capital District at Albany. Since deregulation, Central Hudson has established a proven track record in providing its customers with extremely competitive prices for energy delivery. Strengthened by relationships that stretch back 150 years with the communities of the Mid-Hudson Valley, Central Hudson is considered an industry leader in not only lowering costs but in also introducing innovative technology and service reliability improvements - all of which are focused on continually increasing customer satisfaction.
      Central Hudson Energy Services incorporates business units that deliver fuel oil, natural gas, propane and motor fuels, as well as a full menu of energy services, to customers in 11 states. Its regional footprint stretches from markets in New England to those of the Washington, D.C. metropolitan area.